SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date earliest event reported)	August 27, 2004

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

0-20508	84-1103135
(Commission File Number)	(IRS Employer Identification Number)

STATE ROUTE 2 SOUTH, CHESTER, WEST VIRGINIA
(Address of principal executive offices)

26034
(Zip Code)

Registrant’s Telephone Number, Including Area Code: (304) 387-8300

N/A
(Former name or former address, if changed since last report)

Item 8.01  Other Events.

                On August 27, 2004, the West Virginia Lottery reported on its website (www.state.wv.us/lottery/vidsum.htm) that gross terminal revenue for the Registrant’s Mountaineer Park, Inc. subsidiary for the week ended August 21, 2004 was $3,653,679.  In fact, gross terminal revenue for that period, prior to the adjustment indicated by a footnote and spreadsheets attached to the website’s main page, was $5,075,679.  From June of 2001 through July of 2004, the Lottery inadvertently did not report the total progressive jackpots paid and consequently deducted excess taxes (related to accounting for progressive jackpots paid) from all of the State’s racetracks.  In the case of Mountaineer Park, the State did not report $1,422,000 of progressive jackpots paid and had deducted approximately $780,000 for taxes that the company did not owe, which represents tax on the additional $1,422,000 of revenue.  The Lottery reduced Mountaineer Park's revenue on the Lottery’s records by the corresponding $1,422,000 for the week ended August 21, 2004 and returned the overpayment in cash.

                The Registrant had already reduced its revenues for this variance in the prior periods.  The Registrant will record the reduction in gaming taxes in the current quarter (as $780,000 in the course of four fiscal years is not material), resulting in an increase in net income of approximately $500,000.

                The Registrant does not maintain the West Virginia Lottery’s website and is not responsible for its content.

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

		By:	John W. Bittner, Jr.
John W. Bittner, Jr., Chief Financial Officer

Date:	August 30, 2004